Exhibit 99.1

FOR IMMEDIATE RELEASE - New York, NY - June 7, 2006

ANVIL HOLDINGS, INC. REPORTS PRELIMINARY “NET SALES”, “OPERATING INCOME” AND “EBITDA” RESULTS FOR THE FIRST QUARTER ENDED APRIL 29, 2006 (Unaudited)

Anvil Holdings, Inc. announces preliminary “Net Sales”, “Operating Income” and EBITDA results for the first quarterly period ended April 29, 2006 of $51,062,000, $921,000 and $2,611,000, respectively. The results include charges relating to the transfer of textile operations to Honduras ($730,000), transition of certain cut & sew operations to Nicaragua ($564,000), and charges with respect to operational consulting services provided by the Carl Marks Advisory Group ($292,000). The total of these charges is $1,586,000.

“Net Sales” exceeded the comparable quarter of the preceding year by $1,564,000 or 3.2%.  “Operating Income” and EBITDA declined by $1,205,000 and $1,221,000, respectively in the current quarter versus the comparable quarter of the prior year. Both the decline in “Operating Income” and “EBITDA” are primarily attributable to the charges mentioned above.

As previously discussed in the Company’s filings, it is expected that there will continue to be additional charges in 2006 relating to the Honduran textile operations and the transition of certain cut and sew operations to Nicaragua.

Anthony Corsano, President and Chief Operating Officer of Anvil Knitwear, Inc. (Anvil Holdings’ only operating company) stated that “we have now occupied and are producing fabric at our new textile facility in Honduras. Progress continues to be made in accordance with our plan. Nicaragua continues to experience difficulties in the transition of our cut and sew operations and although this operation is improving, we believe that we will continue to incur additional costs for the balance of the year”.

The following table sets forth the EBITDA reconciliation:

	Quarter Ended	Quarter Ended
	4/29/06	4/30/05
Operating Income	$921,000	$2,126,000
Add: Depreciation of fixed Assets	1,615,000	1,631,000
Amortization of Intangible Assets	75,000	75,000
EBITDA*	$2,611,000	$3,832,000

* EBITDA is defined as operating income plus depreciation and amortization. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data, or as a measure of profitability or liquidity. The Company believes, however, that EBITDA represents a useful measure of assessing the performance of the Company’s ongoing operating activities as it reflects earnings trends of the Company. In addition, the Company believes EBITDA to be a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA does not take into account the Company’s debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. The EBITDA measure presented herein may not be comparable to other similarly titled measures of other companies.

This “Release” contains forward-looking statements within the meaning of and this cautionary statement is intended to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. Statements contained herein are forward-looking statements and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The forward-looking statements contained herein are based on various assumptions, many of which are based, in turn, upon further assumptions. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company’s expectation, beliefs or projections will result or be achieved or accomplished. In addition to the other factors discussed elsewhere herein, the following factors are important factors that, in the view of the Company, could cause actual results to differ materially from those discussed in this “Release” or any other forward-looking statement:  1. Changes in economic conditions, in particular those which affect the activewear market. 2. Changes in the availability and/or price of yarn, in particular, if increases in the price of yarn are not passed along to the Company’s customers. 3. Changes in senior management or control of the Company. 4. Inability to obtain new customers or retain existing ones. 5. Significant changes in competitive factors, including product pricing conditions, affecting the Company. 6. Government/regulatory actions and initiatives, including, those affecting financings. 7. Significant changes from expectations in actual capital expenditures and operating expenses. 8. Occurrences affecting the Company’s ability to obtain funds from operations, debt or equity to finance needed capital expenditures and other investments. 9. Significant changes in rates of interest, inflation or taxes. 10. Significant changes in the Company’s relationship with its employees and the potential adverse effects if labor disputes or grievances were to occur. 11. Changes in accounting principles and/or the application of such principles to the Company.

The reporting of the Company’s preliminary Net Sales, Operating Income and EBITDA results for the first quarter ended April 29, 2006 is subject to customary closing and review procedures and final reported results could vary from this estimate.

The Company disclaims any obligations to update any forward-looking statements to reflect events or other circumstances after the date hereof.

Contact:   Anthony Corsano
President and COO
Anvil Knitwear, Inc.
(212) 476-0341